As filed with the Securities and Exchange Commission on October 8, 2020

Registration No. 333-246371

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sunrun Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2841711
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

225 Bush Street, Suite 1400

San Francisco, California 94104

(415) 580-6900

(Address, including zip code, of Principal Executive Offices)

V Solar Holdings, Inc. 2013 Omnibus Incentive Plan

Vivint Solar, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Lynn Jurich

Chief Executive Officer

Sunrun Inc.

225 Bush Street, Suite 1400

San Francisco, California 94104

(Name and address of agent for service)

(415) 580- 6900

(Telephone number, including area code, of agent for service)

Copies to:

Calise Y. Cheng, Esq. Cooley LLP 3715 Hanover Street Palo Alto, California 94304-1130 (650) 843-5000	Jeanna Steele, Esq. Sundance Banks, Esq. Sunrun Inc. 225 Bush Street, Suite 1400 San Francisco, California 94104 (415) 580-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share:
- Outstanding equity awards under the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan	18,322	N/A	N/A	N/A
- Outstanding equity awards under the Vivint Solar, Inc. 2014 Equity Incentive Plan	7,044,730	N/A	N/A	N/A
- Shares available for future issuance under the Vivint Solar, Inc. 2014 Equity Incentive Plan	8,953,816	N/A	N/A	N/A
TOTAL	16,016,868	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock (“Sunrun Common Stock”), par value $0.0001 per share, of Sunrun Inc. (“Sunrun”) that become issuable under the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and Vivint Solar, Inc. 2014 Equity Incentive Plan by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Sunrun’s outstanding shares of Sunrun Common Stock.

(2)

All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of Sunrun’s original registration statement on Form S-4 (File No. 333-246371), and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on August 14, 2020 and September 1, 2020, respectively, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

Sunrun Inc. (“Sunrun” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-246371) filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2020, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on September 1, 2020 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Form S-8”).

On October 8, 2020, Vivint Solar, Inc. (“Vivint Solar”) was merged with and into a wholly-owned subsidiary of Sunrun pursuant to the Agreement and Plan of Merger, dated as of July 6, 2020, by and among Sunrun, Vivint Solar, and certain other parties thereto (the “Merger Agreement”). Under the terms of the Merger Agreement, subject to certain exceptions, each stock option, performance-based restricted stock unit and restricted stock unit previously granted by Vivint Solar under the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and Vivint Solar, Inc. 2014 Equity Incentive Plan (collectively, the “Plans”) that was outstanding and unexercised (whether vested or unvested) immediately prior to the effective time of the merger was assumed by Sunrun and was converted into an equivalent equity award exercisable for Sunrun Common Stock. At the effective time of the merger, Sunrun also assumed the remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan.

This Form S-8 relates to 16,016,868 shares of Sunrun Common Stock originally registered on the Form S-4 that may be issued following the merger with respect to the equity awards that were originally granted under the Plans and the remaining share reserves of the Vivint Solar, Inc. 2014 Equity Incentive Plan. The Form S-8 is being filed to convert 16,016,868 shares of Sunrun Common Stock covered by the Form S-4 to be covered by the Form S-8. The Form S-4, as amended by the Form S-8, is referred to as the “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

Sunrun Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than the portions of these documents not deemed to be filed); and

(3)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37511) filed with the Commission on July 22, 2015, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provides that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index included in this Registration Statement, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of common stock certificate of Sunrun (incorporated by reference to Exhibit 4.1 to Sunrun’s Form S-1 filed with the Commission on June 25, 2015).

5.1	Opinion of Cooley LLP as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Sunrun.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Vivint Solar.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Vivint Solar, Inc. 2014 Equity Incentive Plan. (Filed as Exhibit 10.3 to Vivint’s Form S-1 Registration Statement filed with the Commission on September 18, 2014 (Commission File No. 333-198372) and incorporated herein by this reference.)

99.2	V Solar Holdings, Inc. 2013 Omnibus Incentive Plan. (Filed as Exhibit 10.2 to Vivint’s Form S-1 Registration Statement filed with the Commission on August 26, 2014 (Commission File No. 333-198372) and incorporated herein by this reference.)

Item 9.	Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on October 8, 2020.

SUNRUN INC.

By:	/s/ Lynn Jurich
Lynn Jurich
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn Jurich, Thomas vonReichbauer and Jeanna Steele, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lynn Jurich	Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2020
Lynn Jurich

/s/ Thomas vonReichbauer	Chief Financial Officer (Principal Financial Officer)	October 8, 2020
Thomas vonReichbauer

/s/ Michelle Philpot	Chief Accounting Officer (Principal Accounting Officer)	October 8, 2020
Michelle Philpot

/s/ Edward Fenster	Chairman and Director	October 8, 2020
Edward Fenster

/s/ Katherine August-deWilde	Director	October 8, 2020
Katherine August-deWilde

/s/ David Bywater	Director	October 8, 2020
David Bywater

/s/ Leslie Dach	Director	October 8, 2020
Leslie Dach

/s/ Alan Ferber	Director	October 8, 2020
Alan Ferber

/s/ Mary Powell	Director	October 8, 2020
Mary Powell

/s/ Gerald Risk	Director	October 8, 2020
Gerald Risk

/s/ Ellen S. Smith	Director	October 8, 2020
Ellen S. Smith